FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

      Reference is made to a Stock Purchase Agreement dated as of the 24th day of February, 1998 (the "Original Agreement") among STANDARD AUTOMOTIVE CORPORATION, a Delaware corporation ("Standard") and BARCLAY INVESTMENTS, INC., a New Jersey corporation (the "Company") and the shareholders of the Company, being Andrew A. Levy, Farzana S. Habib, Richard Friedman, Jeffrey Markowitz and Glenn Goldfinger (the "Shareholders").

      WHEREAS, the Closing of the purchase of CPS Trailer Co., Inc. has been delayed for reasons beyond the control of Standard and the Company; and

      WHEREAS, Standard, Barclay and the Shareholders desire to amend the Original Agreement to reflect the delayed closing of CPS Trailer Co., Inc. and certain other changes.

      NOW THEREFORE, it is hereby agreed as follows:

      1. Closing Date. Section 1.2 of the Original Agreement is hereby amended such that the Closing of the purchase of R&S Truck Body, Inc. shall take place no later than July 30, 1998 and the Closing of the purchase of CPS Trailer Co., Inc. shall take no later than September 30, 1998.

      2. Investment Banking Fee. Section 1.3(c) of the Original Agreement shall be amended such that the fee of $600,000 shall be due to Redstone Advisors, not Redstone Capital Corporation. It is acknowledged that $100,000 of said fee has heretofore been paid to Redstone Advisors. Upon the Closing of the purchase of R&S Truck Body, Inc., an additional $320,000 of the fee shall be paid to Redstone Advisors. Upon the Closing of CPS Trailer Co., Inc., the remaining $180,000 of the fee shall be paid to Redstone Advisors.

      3. Brokers or Finders. Section 2.20 of the Original Agreement shall be amended to reflect that the Investment Banking Fee shall be paid to Redstone Advisers, not Redstone Capital Corporation.

      4. Conditions Precedent to the Obligations of Standard. Section 4.10 of the Original Agreement shall be amended such that the purchase of the Company shall be conditioned only upon the acquisition of the stock of R&S Truck Body, Inc. instead of upon the acquisition of R&S Truck Body, Inc. and CPS Trailer Co., Inc. However, a further condition of closing shall be that the Company have an enforceable agreement to purchase CPS at the Closing Date.

      5. Original Agreement Valid. In all other respects the Original Agreement shall be deemed valid and in full force and effect.

      IN WITNESS WHEREOF, the Shareholders, the Company and Standard have each caused this First Amendment to Stock Purchase Agreement to be executed as of the 7th day of July, 1998.

                                     STANDARD AUTOMOTIVE CORPORATION

                                     By: /s/ Steven Merker
                                        ----------------------------

                                     Name: Steven Merker
                                          --------------------------

                                     Title: Chairman
                                           -------------------------

                                      BARCLAY INVESTMENTS, INC.


                                     By: /s/ Andrew A. Levy
                                        ----------------------------

                                     Name: Andrew A. Levy
                                          --------------------------

                                     Title: President
                                           -------------------------

                                  SHAREHOLDERS:


/s/ Andrew A. Levy                      /s/ Richard Friedman
----------------------------            ----------------------------
Andrew A. Levy                          Richard Friedman


/s/ Farzana S. Habib                    /s/ Jeffrey Markowitz
----------------------------            ----------------------------
Farzana S. Habib                        Jeffrey Markowitz


/s/ Glenn Goldfinger
----------------------------
Glenn Goldfinger